Exhibit 99

Of the 19,019 shares of common stock shown in Column 2 of Table I:

1) Includes 0 shares held directly.

2) Includes performance-based restricted stock unit awards under the Issuer's 2011 Equity Incentive Plan that provides for vesting rates based on certain performance-based criteria:
a. 2,835* shares granted on 10/15/2020, with a three-year performance period (9/1/2020-8/31/2023).

3) Includes time-based restricted stock unit awards under the Issuer's 2011 Stock Award and Incentive Plan:
a. 1,508 shares granted on 10/15/2020, which will vest on the third anniversary.

4) Includes performance-based restricted stock unit awards under the Issuer's 2021 Equity Incentive Plan that provides for vesting rates based on certain performance-based criteria:
a. 1,645* shares granted on 10/21/2021, with a three-year performance period (9/1/2021-8/31/2024); and
b. 7,315* shares granted on 10/20/2022, with a three-year performance period (9/1/2022-8/31/2025).

5) Includes time-based restricted stock unit awards under the Issuer's 2021 Equity Incentive Plan:
a. 1,526 shares granted on 10/21/2021, of which 654 units will vest on the second anniversary and 872 units will vest on the third anniversary of the grant date; and
b. 4,190 shares granted on 10/20/2022, of which 1,257 units will vest on the first anniversary, 1,257 units will vest on the second anniversary and 1,676 units will vest on the third anniversary of the grant date.

*Each restricted stock unit represents the right to receive one share of Issuer's Common Stock at vesting. The number of shares listed represents the maximum number of shares that may be issued upon vesting of the award if the maximum target is met.